(LETTERHEAD OF BERLACK, ISRAELS & LIBERMAN LLP)

                                                                    Exhibit F-1









                                           December 30, 1996


 Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, D.C.  20549

             Re:   GPU, Inc., GPU Service, Inc.,
                   GPU International, Inc. and
                   GPU Generation, Inc.
                   Application on Form U-1
                   SEC File No. 70-8937

 Ladies and Gentlemen:

             We have examined the Application on Form U-1, dated October 18, 1996, under the Public Utility Holding Company Act of 1935 ("Act"), filed by GPU, Inc. ("GPU"), a Pennsylvania corporation, GPU Service, Inc., a Pennsylvania corporation ("GPUS"), GPU International, Inc., a Delaware corporation ("GPUI") and GPU Generation, Inc., a Pennsylvania corporation ("GPUG"), with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-8937, as to be amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application").

             The Application requests authorization for GPU to engage, through one or more direct or indirect subsidiaries (each, an "Energy Subsidiary"), in the business of brokering and marketing electricity and other energy commodities including, without limitation, oil, natural gas and coal, and for GPU and GPUI to acquire the securities of Energy Subsidiaries ("Securities") in connection with the formation thereof. The Application also states that Energy Subsidiaries may invest from time to time through December 31, 2000, up to $50 million to acquire or construct physical assets in connection with the marketing operations.

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 Securities and Exchange Commission
 December 30, 1996
 Page 2






             In addition, the Application contemplates that the Energy Subsidiaries may enter into arrangements with GPUS and GPUG pursuant to which personnel and other resources may be made available to the Energy Subsidiaries to support the Energy Subsidiaries in connection with their authorized activities. The Application also requests authority for GPU to guarantee the debt and other obligations of Energy Subsidiaries from time to time through December 31, 2000 in an aggregate principal amount of up to $150 million (the guarantee agreements being referred to herein as "Guarantees").

             The Application states that the Energy Subsidiaries will not make any sales of electricity or natural gas to retail customers in any state unless authorized or permitted to make such sales under the laws of that state.

             We have been counsel to GPU and its subsidiaries for many years. In that connection, we have participated in various proceedings relating to the issuance of securities by GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

             We are members of the Bar of the State of New York and do not purport to be expert on the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Federal laws of the United States. As to all matters which are governed by the laws of the Commonwealth of Pennsylvania, we have relied on the opinion of Ballard Spahr Andrews & Ingersoll which is being filed as Exhibit F-2 to the Application.


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 Securities and Exchange Commission
 December 30, 1996
 Page 3



             Based upon and subject to the foregoing, and assuming (I) that the transactions therein proposed are carried out in accordance with the Application, (ii) compliance by GPU with the applicable guaranty limitations in its Amended and Restated Credit Agreement dated as of July 3, 1996 and
 (iii) that no Energy Subsidiary will engage in activities in Pennsylvania which would cause it to be an "electric generation supplier" under the Pennsylvania Public Utility Code, or broker transactions for Metropolitan Edison Company or Pennsylvania Electric Company, without having obtained the requisite approvals of the Pennsylvania Public Utility Commission, we are of the opinion that when the Commission shall have entered an order forthwith granting the Application,

             (a) all State laws applicable to the proposed transactions will have been complied with;

             (b)   GPU is validly organized and existing;

             (c) GPU or GPUI, as applicable, will legally acquire the Securities;

             (d) the Guarantees will be valid and binding obligations of GPU in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting creditors rights generally and general principles of equity; and

             (e)   The   consummation  of  the  transactions  proposed  in  the
 Application will not violate the legal rights of the holders of any securities issued by GPU or any associate company thereof, as defined in the Act.


             We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                     Very truly yours,


                                     BERLACK, ISRAELS & LIBERMAN LLP

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